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                                                                     Exhibit 5.1

                             MORRISON & FOERSTER LLP



                                 August 6, 2001




Wire One Technologies, Inc.
225 Long Avenue
Hillside, NJ 07205

Gentlemen:

       At your request, we have examined the Registration Statement on Form S-8 to be filed by Wire One Technologies, Inc. with the Securities and Exchange Commission on August 6, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,000,000 shares of your common stock, par value $.0001 per share (the "Common Stock"), which are issuable under the 2000 Stock Incentive Plan (the "Plan").

       As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the shares of Common Stock under the Plan (the "Plan Shares") and such documents as we have deemed necessary to render this opinion.

       Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable shares of Common Stock.

       We consent to the use of this opinion as an exhibit to the Registration Statement.

                                                  Very truly yours,

                                                  /s/ Morrison & Foerster LLP

                                                  Morrison & Foerster LLP